Exhibit 99.1

Aerosonic Reports Third Quarter Results

CLEARWATER, Fla. – December 13, 2010 - Aerosonic Corporation (NYSE AMEX: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its quarterly report on Form 10-Q for the quarter ended October 29, 2010, with the United States Securities and Exchange Commission.

	Three Months Ended (Unaudited)		Nine Months Ended (Unaudited)
	October 29, 2010	October 30, 2009	October 29, 2010	October 30, 2009
Sales, net	$7,049,000	$7,537,000	$20,793,000	$24,425,000
Gross profit	2,069,000	2,672,000	6,322,000	9,145,000
Operating income	345,000	918,000	1,024,000	3,653,000
Net income	$93,000	$728,000	$370,000	$2,659,000
Earnings per share
Basic	$0.02	$0.20	$0.10	$0.72
Diluted	$0.02	$0.18	$0.09	$0.69

Net sales for the third quarter of fiscal year 2011 decreased $488,000, or 6%, to $7,049,000 when compared to $7,537,000 for the third quarter of fiscal year 2010. During the third quarter of fiscal year 2011, the sales volume decreased from the prior year by approximately $1.2 million on reduced demand for transmitter products, sensor products and spares, offset by approximately $800,000 of increased sales volume of mechanical instruments, contributing to the net decrease of $488,000.

Gross profit for the third quarter of fiscal year 2011 was 29.4% versus 35.5% for the third quarter of fiscal year 2010. The three-month comparative decrease in gross profit as a percent of sales reflects (a) the effects of a significantly higher mix of mechanical products which historically produce lower gross margins, (b) lean investment activities, and (c) contract loss provisions of approximately $198,000 on two customer-funded development contracts. Management views these costs as investments in technology and capabilities that are expected to benefit future business opportunities.

The Company reported net income for the quarter ended October 29, 2010 of approximately $93,000 or $0.02 basic and diluted earnings per share, versus net income of approximately $728,000, or $0.20 basic and $0.18 diluted earnings per share for the quarter ended October 30, 2009.

“Our focus on building the business has required that we eschew stronger short term earnings to position ourselves for healthy growth when our markets begin to improve. While recovery has taken longer than expected, history has shown that reinvesting in difficult times will often lead to excellent performance as opportunities develop.” said Doug Hillman, President and CEO.

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products.  Locations of the Company include Clearwater, Florida and Charlottesville, Virginia.  For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.